Contact:
Eric Martin, Director of Investor Relations
(404) 745-2889

CARTER’S REPORTS 20% GROWTH IN NET INCOME FOR THE THIRD QUARTER

Atlanta, GA — November 11, 2003 — Carter’s, Inc. (NYSE:CRI), the largest branded marketer of baby apparel and a leading marketer of young children’s apparel in the United States, today reported net income of $12.7 million, up 20% for the third quarter ended October 4, 2003, compared to net income of $10.6 million for the third quarter ended September 28, 2002.

Net sales for the third quarter ended October 4, 2003 were $212.1 million, an increase of 28% compared to net sales of $165.8 million for the third quarter ended September 28, 2002.  These results were driven by a $24.3 million increase in sales to $31.3 million to mass merchant stores reflecting the first full quarter of sales of the Child of Mine brand to Wal-Mart and continued growth of the Tykes brand in Target stores.  Wholesale sales of the Carter’s brand products increased 19% to $103.3 million due to increased demand for fall playclothes and baby products.  Retail store sales for the third quarter increased 7% to $77.5 million driven by incremental revenue from new store openings and a 1.6% increase in comparable store sales.

Fred Rowan, Chairman, Chief Executive Officer and President of Carter’s said, “Our third quarter results reflect the strength of the Carter’s, Tykes and Child of Mine brands. Our ability to deliver high-quality products at attractive prices to multiple channels has led to the highest quarterly revenue and earnings in the company’s history.  Due to the strength of our brands and supply chain capabilities, we successfully launched the Child of Mine brand in June to substantially all Wal-Mart doors in the United States.  Our results demonstrate that we are successfully executing our growth initiatives and we are on track to achieve our performance goals in 2003.”

Net income for the nine-month period ended October 4, 2003 increased 62% to $21.7 million compared to net income of $13.4 million for the nine-month period ended September 28, 2002.

Net sales for the nine-month period ended October 4, 2003 were $518.1 million, an increase of 27% compared to net sales of $409.5 million in 2002.  These results were driven by a 25% increase in wholesale sales of the Carter’s brand to $265.6 million compared to $211.9 million last year.  The increase in wholesale sales was attributed to the strong demand for baby and playclothes products.  These results also include a $44.6 million increase in sales to $61.6 million to mass merchant stores reflecting the launch of the Child of Mine brand with Wal-Mart in June of 2003 and growth in sales of the Tykes brand to Target stores.  The company’s retail store sales for the first nine months of 2003 increased $10.4 million, or 6%, to $191.0 from $180.6 million due to incremental revenue from new store openings, offset by a 1.6% decline in comparable store sales.

For fiscal 2003, the company expects net sales to be $695 million to $700 million.  Net income for fiscal 2003 is expected to be $21 million, including after-tax costs of approximately $7.2 million associated with the company’s initial public offering, completed on October 29, 2003, and approximately $2.5 million in after-tax plant closure costs, of which $0.6 million of closure costs were incurred in the third quarter of 2003.  The costs related to the initial public offering include the premium paid to redeem $61.3 million of senior subordinated notes, the write-off of debt issuance costs associated with the debt repayment and the cost of terminating the management agreement with Berkshire Partners LLC.  Capital expenditures for fiscal 2003 are expected to be approximately $20 to $22 million as compared to $18 million in 2002.   For the full year, the company expects to open 15 retail stores.

On October 29, 2003, the company completed an initial public offering of common stock including the sale of 5,390,625 shares by the company and 1,796,875 shares by the selling stockholders.  Net proceeds to the company from the offering totaled $93.2 million.  On November 28, 2003, the company will use $68.0 million of the proceeds to redeem $61.3 million of the company’s outstanding senior subordinated notes and pay a redemption premium of $6.7 million.  Quarterly and annual after-tax interest savings resulting from the redemption of the senior subordinated notes will be approximately $1.0 million and $4.1 million, respectively.  The company used $2.6 million of the net proceeds to terminate the management agreement with Berkshire Partners LLC.  The company also used 50% of the remaining proceeds of $22.6 million to prepay $11.3 million of term loan indebtedness.  The remaining proceeds of $11.3 million will be utilized for working capital and other general corporate purposes.

Carter’s will webcast live its quarterly conference call on November 12, 2003 at 8:30 a.m. EST.  To listen to the live broadcast over the Internet, please log on to www.carters.com, go to “Investor Relations” and then click on the link, “Third Quarter Conference Call.”  A replay of the call will be available shortly after the broadcast through midnight EST, November 19, 2003, at 888-203-1112, pass code 398899, as well as archived on the company’s website at the same location as the live webcast.

For more information on Carter’s please visit www.carters.com.

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Statements contained herein that relate to the company’s future performance, including, without limitation, statements with respect to the company’s anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include a decrease in sales to or the loss of one or more of the company’s key customers, downward pressure on the company’s prices, disruptions in foreign supply sources, negative publicity, the loss of one or more of the company’s major suppliers for raw materials, increased competition in the baby and young children’s apparel market, the company’s substantial leverage which increases the company’s exposure to interest rate risk and could require us to dedicate a substantial portion of its cash flow to repay principal, the impact of governmental regulations and environmental risks applicable to the company’s business, and seasonal fluctuations in the children’s apparel business.  These risks are described in the company’s final prospectus dated October 23, 2003 under the headings “Risks Factors,”  “Business-Competition; Certain Risks” and “Statement Regarding Forward-Looking Statements.” The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CARTER’S, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	For the		For the
	three-month periods ended		nine-month periods ended
	October 4,	September 28,	October 4,	September 28,
	2003	2002	2003	2002

Net sales	$212,135	$165,779	$518,136	$409,469
Cost of goods sold	136,451	100,642	331,993	250,711

Gross profit	75,684	65,137	186,143	158,758
Selling, general, and administrative expenses	51,896	43,118	138,660	122,031
Plant closure costs	115	—	115	—
Royalty income	(3,692)	(2,461)	(8,149)	(6,236)

Operating income	27,365	24,480	55,517	42,963
Interest expense, net	6,788	7,268	20,309	21,238

Income before income taxes	20,577	17,212	35,208	21,725
Provision for income taxes	7,922	6,634	13,555	8,372

Net income	$12,655	$10,578	$21,653	$13,353

Basic net income per common share	$0.56	$0.47	$0.96	$0.59
Diluted net income per common share	$0.52	$0.45	$0.90	$0.57
Basic weighted average number of shares outstanding	22,564,856	22,494,603	22,560,872	22,476,551
Diluted weighted average number of shares outstanding	24,236,255	23,670,331	24,084,183	23,536,843

CARTER’S, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	October 4, 2003	December 28, 2002

ASSETS

Current assets:
Cash and cash equivalents	$7,055	$35,562
Accounts receivable, net	70,893	53,600
Inventories, net	118,080	105,700
Prepaid expenses and other current assets	2,833	4,903
Deferred income taxes	8,425	10,021

Total current assets	207,286	209,786

Property, plant, and equipment, net	47,679	50,476
Tradename	220,233	220,233
Cost in excess of fair value of net assets acquired	139,282	139,282
Licensing agreements, net of accumulated amortization of $10,625 and $6,875	4,375	8,125
Deferred debt issuance costs, net	10,783	11,248
Other assets	3,703	4,199

Total assets	$633,341	$643,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$1,180	$6,346
Accounts payable	32,991	34,669
Other current liabilities	36,100	37,686

Total current liabilities	70,271	78,701

Long-term debt	292,401	291,276
Deferred income taxes	83,717	83,873
Other long-term liabilities	9,977	10,140

Total liabilities	456,366	463,990

Commitments and contingencies

Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at October 4, 2003 and December 28, 2002	—	—
Common stock, voting; par value $.01 per share; 32,000,000 shares authorized; 22,594,735 shares issued and outstanding at October 4, 2003; 22,548,760 shares issued and outstanding at December 28, 2002	226	225

Additional paid-in capital	147,898	147,043
Retained earnings	28,851	32,091

Total stockholders’ equity	176,975	179,359

Total liabilities and stockholders’ equity	$633,341	$643,349